Exhibit 10.1

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

FOUNDATION TECHNOLOGY WORLDWIDE LLC

Dated as of October 21, 2020

THE UNITS AND OTHER INTERESTS IN FOUNDATION TECHNOLOGY WORLDWIDE LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND ANY HOLDER OF SUCH UNITS AND OTHER INTERESTS.

i

ii

Schedule A	Member Schedule
Schedule 8.05(a)	Restrictions on Transfers

iii

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of FOUNDATION TECHNOLOGY WORLDWIDE LLC, a Delaware limited liability company (the “Company”), dated as of October 21, 2020 (the “Restatement Date”), by and among the Company and the Members (as defined below).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation (as amended, the “Certificate”) which was executed and filed with the Secretary of State of the State of Delaware on July 14, 2016;

WHEREAS, prior to the effectiveness of this Agreement, the Company was subject to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 3, 2017 (the “A&R LLCA”, as amended by Amendment No.1, dated August 29, 2017, Amendment No. 3, dated March 30, 2020, and the Amendment No. 4 (as defined below), the “Prior Agreement”);

WHEREAS, on October 20, 2020, the Company adopted Amendment No. 4 to the A&R LLCA (the “Amendment No.4”), and the transactions contemplated by the Amendment No. 4 shall be deemed to have taken place immediately prior to the effectiveness of this Agreement;

WHEREAS, McAfee Corp., a Delaware corporation (“PubCo”), a holding company that holds, and will hold, as its sole material assets direct or indirect (through one or more Subsidiaries) equity interests in the Company, has entered into an underwriting agreement (i) to issue and sell to the several underwriters named therein shares of its Class A Common Stock and (ii) to make a public offering of such shares of Class A Common Stock (collectively, the “IPO”);

WHEREAS, in connection with the IPO, the Company has been party to a series of transactions with PubCo and various other parties pursuant to which, among other things, (i) the Company distributed 100% of the shares of McAfee Acquisition Corp. (“MAC”) to its members in accordance with the Prior Agreement, following the successive distribution of those shares from McAfee, LLC to the Company (the “MAC Distribution”), and (ii) PubCo acquired (directly or indirectly) interests in and become a Member of the Company; and

WHEREAS, the Members and the Company are amending and restating the Prior Agreement to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company and certain other matters described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“A&R LLCA” has the meaning set forth in the recitals.

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in any of such Member’s Capital Accounts as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person who is a general partner, managing member, managing director, manager, officer, director or principal of the specified Person or (c) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided that the Company and each Subsidiary of the Company shall be deemed not to be an Affiliate of the TPG Member, any Person that controls the TPG Member or any Person with whom the Company or any such Subsidiary would otherwise be Affiliated through Affiliation with the TPG Member or any Person that controls the TPG Member; provided, further, that the Company and each Subsidiary of the Company shall be deemed not to be an Affiliate of the Intel Member, any Person that controls the Intel Member or any Person with whom the Company or any such Subsidiary would otherwise be Affiliated through Affiliation with the Intel Member or any Person that controls the Intel Member; provided, further, that the

Company and each Subsidiary of the Company shall be deemed not to be an Affiliate of the TB Member, any Person that controls the TB Member or any Person with whom the Company or any such Subsidiary would otherwise be Affiliated through Affiliation with the TB Member or any Person that controls the TB Member. “Affiliated” and “Affiliation” shall have correlative meanings. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Indemnitors” has the meaning set forth in Section 11.02(a)(ii)(A).

“Agreement” has the meaning set forth in the preamble.

“Amendment No. 4” has the meaning set forth in the recitals.

“Assignee” has the meaning set forth in Section 8.01(c).

“Assignor” has the meaning set forth in Section 8.01(b).

“Award Agreement” means one or more agreements, notices or other governing documents (including adjustment agreements or notices, subscription agreements, Equity Incentive Plans and investment plans) between a Service Provider Member and/or any of his, her or its Affiliates, as applicable, on the one hand, and the Company, on the other hand (in each case, as amended from time to time), governing the issuance or other terms of any Units (or any interests which were converted into or exchanged for such Units).

“Assignee” has the meaning set forth in Section 8.01(c).

“Assignor” has the meaning set forth in Section 8.01(b).

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities by employees (including any Trading Policy) to which the applicable Redeeming Member is subject (or will be subject at such time as such Redeeming Member owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions in the State of California or the State of New York are closed.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property at the time of contribution, as determined by the Managing Member; and

(b) the Carrying Values of all such assets may, as determined by the Managing Member, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) of this paragraph need not be made if the Managing Member, with the consent of each of the TPG Member and the Intel Member, reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

In the case of any asset of the Company that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any applicable Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Class A Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement.

“Change of Control Exchange Date” has the meaning set forth in Section 10.01(a).

“Class A Common Stock” means Class A common stock, $0.001 par value per share, of PubCo.

“Class A Unit” means a limited liability company interest in the Company, designated herein as a “Class A Unit”.

“Class A Unit Redemption Price” means, with respect to any Redemption, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, as reported on bloomberg.com or such other reliable source as determined by the Managing Member in good faith, at the close of trading on the last full Trading Day immediately prior to the Redemption, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded at the time of a Redemption, then the Managing Member shall determine the Class A Unit Redemption Price in good faith.

“Class B Common Stock” means Class B common stock, $0.001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods during the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods before the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Contribution Agreements” means those certain Contribution and Exchange Agreements entered on or around the date hereof, in accordance with the Restructuring Agreement, pursuant to which shares of MAC are contributed directly or indirectly to PubCo.

“Contribution Redemption” has the meaning set forth in Section 9.01(c).

“Covered Persons” has the meaning set forth in Section 11.02(a)(iii).

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Managing Member.

“Determination” has the meaning set forth in Section 3.03(d)(iv).

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Direct Redemption” has the meaning set forth in Section 9.01(c).

“Dissolution Event” has the meaning set forth in Section 12.01(c).

“Economic PubCo Security” has the meaning set forth in Section 4.01(a).

“Election Notice” has the meaning set forth in Section 9.01(a).

“Equity Incentive Plan” means any equity incentive or similar plan, agreement or arrangement adopted or entered into by the Company or PubCo that is effective on or after the date hereof, including, the McAfee 2017 Management Incentive Plan and the McAfee 2020 Omnibus Incentive Plan, in each case, as from time to time amended and in effect.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt or equity instrument convertible, exchangeable or exercisable into any of the foregoing.

“Exchange” has the meaning set forth in Section 9.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” has the meaning set forth in Section 9.02.

“Exchange Notice” has the meaning set forth in Section 9.02.

“Exchange Right” has the meaning set forth in Section 9.02.

“Exchange Management Incentive Units” has the meaning set forth in Section 9.02.

“Exchanging Member” has the meaning set forth in Section 9.02.

“Exempted Person” means (i) the TPG Member, TPG, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, excluding in each case the PubCo and the Company and any of their respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries, (ii) Intel and each of its shareholders, members, Affiliates, directors and officers, excluding in each case PubCo and the Company and any of their respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries and (iii) the TB Member, TB, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, excluding in each case PubCo and the Company and any of its respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries; provided, that no Person who is an employee of PubCo, the Company or any of their respective Subsidiaries shall be an Exempted Person.

“Fair Market Value” means, as of any date, as to any Unit, the fair market value of such Unit as reasonably determined in good faith by the Managing Member as of the applicable reference date and which shall be calculated by reference to the closing sale price of a share of Class A Common Stock as of the applicable reference date (or, if the applicable reference date is not a Trading Day, the last Trading Day preceding the applicable reference date).

“Fiscal Year” means the fiscal year of the Company, which shall be a 52- or 53-week fiscal year ending on the last Saturday of December (unless otherwise determined by the Managing Member). Where the context requires (i.e., in connection with tax compliance matters), references to “Fiscal Year” shall refer to the taxable year of the Company, which shall be the same period as described in the preceding sentence to the extent permitted by law.

“Governmental Authority” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal, mediator, arbitrator or arbitral body, or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Indemnified Person” has the meaning set forth in Section 11.02(a)(i).

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the closing of the IPO, the amount of which is set forth on the Member Schedule.

“Intel” means Intel Corporation, a Delaware corporation, and its successors.

“Intel Member” means, collectively, Intel Americas, Inc., and any of its Subsidiaries or Affiliates or any of its or their respective successors.

“Interest” means, with respect to any Person as of any time, such Person’s membership interest in the Company as represented by the ownership of Units in accordance with the terms of this Agreement, which includes the number of Units such Person holds and such Person’s Capital Account balance.

“IPO” has the meaning set forth in the recitals.

“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, order, or permit, in each case having the force and effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority, or any similar form of binding decision or approval of, or binding determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority.

“Lock-Up Securities” has the meaning set forth in Section 8.04.

“Liquidation” means a liquidation or winding up of the Company.

“MAC” has the meaning set forth in the recitals.

“MAC Distribution” has the meaning set forth in the recitals.

“Management Incentive Units” means any Units issued by the Company that are designated as “Management Incentive Units.”

“Management Incentive Unit Return Threshold” has the meaning set forth in Section 3.01(c).

“Managing Member” means (i) PubCo so long as PubCo has not withdrawn as the Managing Member pursuant to Section 7.02 and (ii) any successor thereof appointed as Managing Member in accordance with Section 7.02.

“Member” means any Person named as a Member of the Company on Schedule A (the “Member Schedule”) and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member of the Immediate Family” means, with respect to any natural Person, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Unit Holder is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Managing Member, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated expenditures as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“New Class A Units” means, with respect to any Exchanged Management Incentive Unit, a number of Class A Units equal to the quotient of (a) the difference between the Fair Market Value on the date of the Exchange and the then-unsatisfied Management Incentive Unit Return Threshold applicable to such Exchanged Management Incentive Unit, divided by (b) the Fair Market Value on the date of the Exchange; provided, that if the number of New Class A Units determined by the foregoing calculation is a negative number, it shall be deemed to be zero (0).

“Non-Employee Directors” has the meaning set forth in Section 9.03(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Notice” has the meaning set forth in Section 5.03(e)(ii).

“Officers” has the meaning set forth in Section 7.05(a).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as so amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Units owned of record by such Member and (ii) the denominator of which is the aggregate number of Units issued and outstanding, in each case, determined as if all Management Incentive Units were exchanged for New Class A Units. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Loan” means any bona fide purpose (margin) or non-purpose loan.

“Permitted Pledge Transfer” means (i) any pledge, mortgage or hypothecation of Units by the TPG Member, the Intel Member or the TB Member in connection with a Permitted Loan and (ii) any Transfer by the TPG Member, the Intel Member or the TB Member to the extent that all of the net proceeds of such sale are solely used to satisfy a bona fide margin call (i.e., posted as collateral) pursuant to a Permitted Loan, or repay a Permitted Loan to the extent necessary to satisfy a bona fide margin call on such Permitted Loan or avoid a bona fide margin call on such Permitted Loan, or in connection with a foreclosure or event of default under a Permitted Loan.

“Permitted Transferee” has the meaning set forth in Section 8.02.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority.

“Prior Agreement” has the meaning set forth in the recitals.

“Profits Interest” means an interest in the Company that is intended to be classified as a profits interest within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other Law) for U.S. federal income tax purposes, including Management Incentive Units.

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo” has the meaning set forth in the recitals.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) the terms of such Change of Control provide for the consideration for the Units (or shares of Class A Common Stock into which such Units are or may be exchanged) in such Change of Control to consist solely of (A) common equity securities of an issuer listed on a national securities exchange in the United States and/or (B) cash, and (iii) if such common equity securities, if any, would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“PubCo Approved Recap Transaction” has the meaning set forth in Section 10.01(a).

“Record Date” means, with respect to any distribution pursuant to Article V, the Business Day specified by the Managing Member for purposes of determining the outstanding Units entitled to participate in such distribution.

“Redeeming Member” has the meaning set forth in Section 9.01(a).

“Redemption” has the meaning set forth in Section 9.01(a).

“Redemption Date” has the meaning set forth in Section 9.01(a).

“Redemption Notice” has the meaning set forth in Section 9.01(a).

“Redemption Right” has the meaning set forth in Section 9.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among PubCo and the other Persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.04(c).

“Relative Percentage Interest” means, with respect to any Member relative to another Member or group of Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or group of Members.

“Restatement Date” has the meaning set forth in the recitals.

“Restricted Period” has the meaning set forth in Section 8.04.

“Restrictive Covenant” means any restrictive covenants related to confidentiality, non-competition, non-solicitation, no-hire, non-disparagement and/or assignment of intellectual property rights for the benefit of the Company, PubCo or any of their respective Affiliates.

“Restructuring” means the consummation of the transactions contemplated by the Restructuring Agreement.

“Restructuring Agreement” means, that certain Master Restructuring Agreement, dated as of the date hereof, by and among the Company, PubCo and other parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Revenue Procedure” has the meaning set forth in Section 5.03(e)(ii).

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider Member” means any Member that holds Units that were issued in connection with the performance of services as an employee or other service provider to PubCo, the Company or any of their respective Subsidiaries (including, for the avoidance of doubt, Class A Units that were purchased pursuant to the terms of an Award Agreement with an employee or other service provider), whether or not such Member continues to provide services on or after the date hereof.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock equal to the number of Redeemed Units, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“Special TRA Payment” has the meaning set forth in the Amendment No. 4.

“Stock Exchange” means the Nasdaq Stock Market or other stock exchange on which common equity securities of PubCo are listed for trading from time to time.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among PubCo and the other Persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or board of managers of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 8.03 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means a distribution made by the Company pursuant to Section 5.03(d)(i).

“Tax Distribution Amount” means, for a Member for a Fiscal Year or portion thereof beginning on or after the date hereof, the amount determined by the Managing Member to be sufficient such that such amount is at least equal to the amount of the Member’s U.S. federal, state and local income tax liability with respect to the net amount of taxable income and gain allocated to the Member for such fiscal period (or as a result of any capital shifts or guaranteed payments for the use of capital), determined by assuming (without regard to such Member’s actual tax liability) that such income or gain, as applicable, is taxable to the Member, with respect to Class A Units or Management Incentive Units, at the Tax Rate, (i) assuming each Member’s sole asset is its Interest, (ii) without regard to any tax deductions or basis adjustments of any Member arising under Section 743 of the Code and the Treasury Regulations thereunder, (iii) in the discretion of the Managing Member, assuming the Company is a “United States shareholder” (within the meaning of Section 957 of the Code) treated as owning the equity interests of any Subsidiary that is a “controlled foreign corporation” (within the meaning of

Section 957 of the Code), and (iv) taking into account the deductibility, if any, of state and local taxes (subject to the limitations in Sections 67 and 68 of the Code) and adjusted to the extent necessary to calculate federal, state and local tax liability separately so as to take into account the limitations under Section 163 of the Code and the calculation under the applicable state and local tax Laws of taxable income and taxable losses (and the extent to which such losses may offset such income). The Tax Distribution Amount with regard to a Member for a Fiscal Year (or portion thereof) shall also be increased without duplication by the amount of any liability (calculated using the assumptions in this definition) arising from an election by the Company or any of its Subsidiaries pursuant to Section 6226 of the Code or any analogous election under state or local tax Laws. The Tax Distribution Amount with respect to the Managing Member and its wholly-owned Subsidiaries, in the aggregate, for a Fiscal Year (or portion thereof) shall in no event be less than an amount that will enable the Managing Member and its wholly-owned Subsidiaries to meet their tax obligations for that Fiscal Year (or portion thereof).

“Tax Rate” means the highest marginal U.S. federal income tax rate then in effect (including any tax on “net investment income”), and a state and local income tax rate equal to the highest marginal rate then in effect for an individual, or (if higher) a corporation, that is a resident of San Francisco, California, increased if necessary to apply alternative minimum tax rates and rules in years in which the alternative minimum tax applies (or would apply based on the assumptions stated herein) to either an individual or a corporation.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as or around the date hereof, by and among PubCo, the Company and the other Persons party thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“TB” means Thoma Bravo, L.P.

“TB Affiliated Fund” means each corporation, trust, limited liability company, general or limited partnership or other entity controlling or under common control with the TB Member.

“TB Member” means collectively, Thoma Bravo Fund XII AIV, L.P., a Delaware limited partnership, Thoma Bravo Executive Fund XII AIV, L.P., a Delaware limited partnership, Thoma Bravo Executive Fund XII-A AIV, L.P., a Delaware limited partnership, and Thoma Bravo Partners XII AIV, LP, a Delaware limited partnership.

“Termination of Service” with respect to a Service Provider Member means the date he or she ceases to be an employee or other service provider of PubCo, the Company and their respective Subsidiaries. The Managing Member, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including whether a Termination of Service has occurred and all questions of whether particular leaves of absence constitutes a Termination of Service. For purposes of this Agreement, unless the Managing Member expressly determines otherwise, a Service Provider Member’s employee-employer relationship or consultancy relationship with PubCo, the Company and their respective Subsidiaries shall be deemed to be terminated in the event that the Subsidiary employing or contracting him or her ceases to remain a Subsidiary of PubCo or the Company, as applicable, following any merger, sale of stock or other corporate transaction or event (including a spin-off).

“TPG” means TPG Global, LLC.

“TPG Affiliated Fund” means each corporation, trust, limited liability company, general or limited partnership or other entity controlling or under common control with the TPG Member.

“TPG Member” means, collectively, TPG VII Manta Holdings II, L.P., a Delaware limited partnership, and TPG VII Manta AIV Co-Invest, L.P., a Delaware limited partnership.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Trading Policy” means any exchange and/or insider trading policy established by PubCo with respect to employees or other service providers of PubCo, the Company or any of their respective Subsidiaries, as may be amended from time to time.

“Transaction Documents” means the Registration Rights Agreement, Restructuring Agreement, Stockholders Agreement, Tax Receivable Agreement and any applicable Award Agreement(s).

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest or any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise, and shall include any transaction that is treated as a “transfer” within the meaning of Treasury Regulations Section 1.7704-1; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning; provided, that “Transfer” shall be deemed not to include any issuance or other transfer of Equity Securities issued by PubCo for so long as PubCo is treated as a corporation for U.S. federal income tax purposes.

“Transferor Member” has the meaning set forth in Section 5.02(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“Unit Holder” means a Person in regard to such Person’s interest in a Unit (or portion thereof) or Units, as applicable.

“Units” means Class A Units, Management Incentive Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested” means, on any date of determination and with respect to any Class A Unit, Management Incentive Unit or other Unit, that such Unit is not “vested” in accordance with the Award Agreement(s) or other documents governing such Unit.

“Withholding Advances” has the meaning set forth in Section 5.06(b).

Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes and any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide the Managing Member, the TPG Member, the Intel Member and the TB Member with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02 Name. The name of the Company shall be Foundation Technology Worldwide LLC. The Managing Member may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on July 14, 2016, the date the Certificate was filed with the Secretary of State of the State of Delaware, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Delaware Act will initially be the office and the agent so designated on the Certificate. The Company may, upon compliance with the applicable provisions of the Delaware Act, change its registered office or registered agent from time to time in the determination of the Managing Member.

Section 2.05 Purposes. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Company shall have all powers permitted under applicable Laws to do any and all things deemed by the Managing Member to be necessary or desirable in furtherance of the purposes of the Company.

Section 2.06 Powers of the Company. The Company will possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other Law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.07 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Managing Member.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

ARTICLE III

UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Each Member’s ownership interest in the Company shall be represented by Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, set forth in this Agreement.

(b) The Managing Member shall have the right to authorize and cause the Company to issue an unlimited number of Class A Units. The Company may only issue additional Management Incentive Units to the extent such issuance is approved in writing by the Managing Member, the TPG Member and the Intel Member. The number and type of Units issued to each Member shall be set forth opposite such Member’s name on the Member Schedule. The Member Schedule shall be maintained by the Managing Member on behalf of the Company in accordance with this Agreement. When any Units or other Equity Securities of the Company are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Managing Member to reflect such issuance, repurchase, redemption, conversion or Transfer, the admission of Additional Members or Substitute Members and the resulting Percentage Interest of each Member. The Managing Member may from time to time redact the Member Schedule in its sole discretion and no Person other than the Managing Member, the TPG Member, the Intel Member and the TB Member shall have a right to review the unredacted Member Schedule, unless otherwise required by applicable Law. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein. Fractional Units are hereby expressly permitted.

(c) The Class A Units and Management Incentive Units may be subject to vesting and other terms and conditions as set forth in an Award Agreement (or Award Agreements). Each Management Incentive Unit shall be subject to a return threshold (the “Management Incentive Unit Return Threshold”), which shall be, for each Management Incentive Unit that is intended to constitute a Profits Interest for U.S. federal income tax purposes, an amount not less than the amount determined by the Managing Member to be necessary to cause such Management Incentive Unit to constitute a Profits Interest, as set forth on the Member Schedule. Each Management Incentive Unit that is intended to constitute a Profits Interest shall have an initial Capital Account at the time of its issuance equal to zero dollars ($0.00).

(d) The Managing Member may cause the Company to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series, in each case, having the designations, preferences and/or special rights as may be determined by the Managing Member. Such Units or other Equity Securities may be issued pursuant to such agreements as the Managing Member shall approve in its discretion. When any such other Units or other Equity Securities are authorized and issued, the Member Schedule and this Agreement shall be amended by the Managing Member to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Class A Units and Management Incentive Units (taking into account the applicable unsatisfied Management Incentive Unit Return Thresholds).

(e) Unvested Class A Units and Unvested Management Incentive Units shall be subject to the terms of this Agreement and any applicable Award Agreement(s). Unvested Class A Units and Unvested Management Incentive Units that fail to vest and are forfeited by the applicable Member shall be cancelled by the Company (and shares of Class B Common Stock held by the applicable Member shall be cancelled, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 5.03.

(f) Unless the Managing Member otherwise directs, Units will not be represented by certificates.

Section 3.02 Additional Members.

(a) No Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the issued Units, unless (i) such Units are issued in compliance with the provisions of this Agreement and (ii) such recipient shall have executed and delivered to the Company such instruments as the Managing Member deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such recipient as a Member and to confirm the agreement of such recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a recipient shall be deemed admitted to the Company as a Member.

Section 3.03 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Managing Member in accordance with Law and with accounting methods followed for U.S. federal income tax purposes. In making such decisions, the Managing Member may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and, to the extent permitted by applicable law, for U.S. federal income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Managing Member).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each of the Intel Member, TB Member and TPG Member:

(A) not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B) not later than forty-five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Company shall cause to be prepared and timely filed all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries which are required to be filed. Upon written request of the TPG Member, the Intel Member or the TB Member, for a purpose reasonably related to such Member’s interest in the Company, the Company shall furnish to such Member a copy of such tax return.

(ii) The Company shall furnish to the Managing Member, the TPG Member, the Intel Member and the TB Member (a) as soon as reasonably practicable after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries reasonably required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1) indicating such Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided, that the Managing Member shall (i) cause the Company to deliver to such Member a draft Schedule K-1 within ninety (90) days after the end of each Fiscal Year and (ii) use commercially reasonable efforts to provide estimates of such other information, which estimates the Managing Member in good faith believes to be reasonable, (b) as soon as reasonably practicable after the close of the relevant fiscal period, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably practicable after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes. These rights with respect to the Managing Member, the TPG Member, the Intel Member and the TB Member shall survive such Member becoming a former Member.

(iii) The Company shall provide each Member other than the Managing Member, the TPG Member, the Intel Member and the TB Member, as soon as reasonably practicable after the end of each fiscal year a Schedule K-1, indicating such Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax return; provided, that the Managing Member shall cause the Company to deliver to such Member a draft Schedule K-1 within ninety (90) days after the end of each Fiscal Year.

(iv) Notwithstanding anything to the contrary in this Agreement, PubCo shall, and shall cause each of its Subsidiaries (including the Company) to, file its tax returns in accordance with the tax treatment described in Section 8.10 of the Subscription Agreement, dated as of September 8, 2016, by and among the Company, Intel Corporation and TPG VII Manta Holdings L.P. and to not take any position inconsistent with such tax treatment in any tax audit or similar proceeding or exam (except upon a contrary Determination, as defined in the Tax Receivable Agreement).

(e) Inconsistent Positions. Unless a Member provides prior written notice to the Company, such Member will not take a position on such Member’s U.S. federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Agreement or with any information return filed by the Company.

Section 3.04 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Managing Member, the TPG Member and the Intel Member) shall have any right (except as otherwise explicitly accorded to a Member hereunder or under any other applicable agreement) to inspect the books and records of PubCo, the Company or any of its Subsidiaries, and each Member (other than the Managing Member, the TPG Member and the Intel Member) hereby waives its rights under Section 18-305(a) of the Delaware Act to the greatest extent permitted by applicable Law.

ARTICLE IV

COMPANY OWNERSHIP; RESTRICTIONS ON COMPANY UNITS

Section 4.01 Company Ownership.

(a) Except in connection with Redemptions or Exchanges in accordance with Article IX, pursuant to the Restructuring Agreement (and the transactions contemplated thereby), or as otherwise determined by the Managing Member with the approval of the TPG Member and the Intel Member, if at any time PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo entitled to any economic rights (including in the IPO) (an “Economic PubCo Security”), (i) the Company shall issue to PubCo (or a wholly-owned Subsidiary of PubCo that PubCo designates) an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Class A Units (if PubCo issues shares of Class A Common Stock) or such other Equity Securities (if PubCo issues Economic PubCo Securities other than a share of Class A Common Stock) corresponding to the Economic PubCo Security, with substantially the same rights to dividends and distributions (including distributions on liquidation) and other economic rights as those of such Economic PubCo Security and (ii) in exchange for the issuances in the foregoing clause (i), the net proceeds or contributed proceeds or other assets received by PubCo with respect to the corresponding issuance of Class A Common Stock or other Economic PubCo Securities, if any, shall be concurrently contributed by PubCo directly or indirectly to the Company, it being understood that, if PubCo or any of its Subsidiaries acquires the equity of any entity treated as a domestic corporation for U.S. federal income tax purposes, PubCo or such Subsidiary, as applicable, will, subject to non-Tax commercial objectives (other than reducing payment obligations under the Tax Receivable Agreement), use its reasonable best efforts to restructure such acquired entity so that, for U.S. federal income tax purposes, the operating assets and liabilities of such entity are contributed, for U.S. federal income tax purposes, to the Company in a manner that minimizes the amount of equity interests in domestic corporations, for U.S. federal income tax purposes, that the Company owns, directly or indirectly.

(b) Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (it being understood that upon a Redemption involving a Share Settlement or an Exchange under Article IX, the shares of Class A Common Stock and/or Class B Common Stock, as the case may be, issued therein will be issued together with a corresponding right) or (ii) to the issuance under any Equity Incentive Plan, the McAfee Employee Stock Purchase Plan or any other employee benefit plan sponsored or maintained by PubCo, of any Equity Securities, warrants, restricted stock units, options or other rights to acquire Equity Securities of PubCo or rights or property that are not themselves capital stock of PubCo but may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of capital stock of PubCo upon the exercise or settlement of such warrants, restricted stock units, options, rights or property.

(c) Notwithstanding anything to the contrary herein, in the event that shares of unvested Class A Common Stock issued to holders of Management Incentive Units in connection with their direct or indirect contribution of equity of MAC to PubCo are canceled, (a) the number of Class A Units owned by PubCo and its wholly-owned Subsidiaries shall not be reduced and (b) the number of Class A Units owned by PubCo and its wholly-owned Subsidiaries shall not be increased to reflect the issuance of additional shares of Class A Common Stock pursuant to the Contribution Agreements.

Section 4.02 Restrictions on Units.

(a) Except as expressly permitted by Section 4.01 or as otherwise determined by the Managing Member with the consent of each of the TPG Member and the Intel Member, the Company may not issue any additional Class A Units or any other Equity Securities to PubCo or any of its Subsidiaries, unless substantially simultaneously therewith PubCo issues, including in connection with a stock dividend, or sells an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company.

(b) Except as otherwise determined by the Managing Member with the consent of each of the TPG Member and the Intel Member, (i) neither PubCo nor any of its Subsidiaries may redeem, repurchase or otherwise acquire any shares of Class A Common Stock unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo (or such Subsidiary, as applicable) an equal number of Class A Units for the same price per security and (ii) neither PubCo nor any of its Subsidiaries may redeem or repurchase any other Equity Securities of PubCo unless substantially simultaneously therewith, the Company redeems or repurchases from PubCo (or such Subsidiary, as applicable) an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of PubCo for the same price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities). Except as otherwise determined by the Managing Member with the consent of each of the TPG Member and the Intel Member or as provided in Section 4.03 below, the Company may not redeem, repurchase or otherwise acquire Class A Units or other Equity Securities of the Company from PubCo or any of its Subsidiaries, unless substantially simultaneously therewith PubCo redeems, repurchases or otherwise acquires an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) of shares of Class A Common Stock or other applicable Equity Securities of PubCo with substantially the same rights to dividends and distributions (including distributions upon liquidation of PubCo) and other economic rights as the Equity Securities issued by the Company for a corresponding price per security (or such other price as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Equity Securities) from holders thereof. Notwithstanding the immediately preceding sentence, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares or other Equity Securities of PubCo is or consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the net exercise of an option or warrant, the net settlement of a restricted stock unit or net withholding with respect to restricted stock), then redemption or repurchase of the corresponding Equity Securities of the Company shall be effectuated in an equivalent manner.

(c) Except as otherwise determined by the Managing Member with the approval of the TPG Member and the Intel Member (or pursuant to the Restructuring Agreement), if at any time an Economic PubCo Security is forfeited (e.g., due to the forfeiture of a restricted Economic PubCo Security in connection with a termination of employment or other service or the failure to meet applicable performance conditions), PubCo (or a Subsidiary of PubCo that PubCo designates) shall automatically forfeit an equal number (or such other number as determined by the Managing Member in good faith to reflect the respective economic entitlements of the applicable Economic PubCo Security) of Class A Units (if restricted shares of Class A Common Stock are forfeited) or such other Equity Securities (if other restricted Economic PubCo Securities are forfeited) simultaneously with the forfeiture of the applicable Economic PubCo Security.

(d) Except as otherwise determined by the Managing Member with the consent of each of the TPG Member and the Intel Member, (i) the Company shall not in any manner effect any subdivision (by any stock or Unit split, stock or Unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or Unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Equity Securities of the Company unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of PubCo, with corresponding changes made with respect to any other exchangeable or convertible securities, and (ii) PubCo shall not in any manner effect any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Class A Common Stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Equity Securities of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities. Notwithstanding any other provision of this Section 4.02, but subject to Section 4.02(e), PubCo shall be permitted to pay a dividend to its shareholders consisting of a number of shares of Class A Common Stock or other Equity Securities equal to the number of Class A Units (or Equity Securities, as applicable) the Company issues to PubCo or any of PubCo’s wholly owned Subsidiaries in exchange for a contribution of cash or other property by such Persons to the Company where the Managing Member reasonably determines that such cash or other property is not attributable to proceeds received by PubCo from an issuance of Equity Securities of PubCo (with (i) the number of Class A Units issued by the Company to PubCo or its Subsidiaries equal to the quotient obtained by dividing (x) the amount of cash and the fair market value (as reasonably determined by the Managing Member) of other property contributed by such Persons to the Company by (y) the last closing sale price of a share of Class A Common Stock on the Trading Day immediately preceding the date of the contribution, or such other amount of Class A Units as approved by the TPG Member and the Intel Member, and (ii) the number of other Equity Securities issued by the Company to PubCo or its Subsidiaries calculated by the Managing Member in good faith and approved by the TPG Member and the Intel Member).

(e) Notwithstanding any other provision of this Agreement, except as contemplated by the Restructuring Agreement or with respect to cash balances of any entity PubCo acquires pursuant thereto, which cash PubCo shall use to directly or indirectly acquire Equity Securities of the Company, if PubCo acquires or holds cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 5.03(d) for any period in excess of PubCo’s (x) actual tax liabilities and (y) current obligations under the Tax Receivable Agreement, for such period), PubCo may not use such excess cash amount to acquire Equity Securities in the Company without the prior written consent of the TPG Member and the Intel Member.

Section 4.03 Call Rights/Mandatory Redemption Rights.

(a) Company Call Option/Mandatory Redemption Rights. Upon the Termination of Service of any Service Provider Member for any reason (including by reason of death, disability, retirement or voluntary resignation) other than a Termination of Service for “Cause” (as defined in the applicable Award Agreement) (or a voluntary Termination of Service by the Service Provider Member at a time when the Company or any of its Affiliates could terminate the Service Provider Member for “Cause”), subject to any limitations set forth in an applicable Award Agreement, the Company may, within one hundred eighty days (180) days following the later to occur of (x) such Termination of Service or (y) the date that is six (6) months plus one (1) day following the latest date on which any of the Service Provider Member’s Units vested, repurchase the vested portion thereof (whether or not held by the Service Provider Member or a direct or indirect Transferee of such vested portion) for cash or a note payable (or in any other medium provided for in an applicable Award Agreement) at their Fair Market Value determined on the date that notice of the repurchase is provided to the Service Provider Member or may require the Service Provider Member to redeem such Units in accordance with the applicable provisions of Article IX on the date that a notice of mandatory redemption is provided. In addition, subject to any limitations set forth in an applicable Award Agreement, in the event that the Service Provider Member commences employment or a service relationship that is competitive with the Company or any of its Affiliates, other than an Affiliate of the Company, that is not in violation of the Restrictive Covenants, the Company may, within one hundred eighty (180) days following the later to occur of (a) the date on which the Company obtained actual knowledge of the commencement of such employment or other service relationship or (b) the date that is six (6) months plus one (1) day following the latest date on which any of the Service Provider Member’s Units vested, repurchase the vested portion thereof (whether or not held by Service Provider Member or a direct or indirect Transferee of such vested portion) for cash at their Fair Market Value determined on the date that notice of the repurchase is provided to the Service Provider Member or may require the Service Provider Member to redeem such Units in accordance with the applicable provisions of Article IX on the date that a notice of mandatory redemption is provided. Such repurchase or mandatory redemption shall be closed promptly after the Company provides written notice of its desire to repurchase the vested portion of the applicable Units or cause such vested portion to be redeemed. Each Service Provider Member agrees, at any time after the granting of a Unit, to execute, and to cause any Permitted Transferee to execute, any documents (including a power of attorney) determined by the Managing Member in good faith to be necessary or appropriate to give effect to the Company’s repurchase right or mandatory redemption right described in this Section 4.03(a).

(b) Forfeiture. For avoidance of doubt, subject to any limitations set forth in an applicable Award Agreement, upon a Termination of Service for “Cause” (as defined in the applicable Award Agreement) (or a voluntary termination by the Service Provider Member at a time when the Company or any of its Affiliates could terminate the Service Provider Member for “Cause”) or upon the material violation of an applicable Restrictive Covenant, which breach, to the extent such breach is susceptible to cure, is not cured within thirty (30) days after such Service Provider Member receives written notice from the Company of the same, the Service Provider Member’s Unit(s) (including all portions thereof) (whether or not held by the Service Provider Member or a direct or indirect Transferee of such Unit(s)) shall be immediately forfeited for no consideration. For the avoidance of doubt, upon a Termination of Service or termination of “Employment” of a Service Provider Member, all Unvested portions of any Units granted to or in respect of such Service Provider Member (whether or not held by such Service Provider Member, a direct or indirect Transferee of such Unit(s) or any other Person) shall be forfeited pursuant to the applicable Award Agreement.

(c) Coordination. For purposes of this Section 4.03 any reference in an applicable Award Agreement to Section 13 of the Prior Agreement dated prior to the date hereof shall be deemed to refer to this Section 4.03 from and after the Restatement Date.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

DISTRIBUTIONS; ALLOCATIONS

Section 5.01 Capital Contributions.

(a) From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution, except as expressly provided in this Agreement.

(b) Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Member Schedule shall be credited with the Initial Capital Account Balance set forth on the Member Schedule. The Member Schedule shall be amended by the Managing Member after the closing of the IPO and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Section 5.02(a)(ii), Section 5.02(a)(iii), Section 5.02(a)(iv), Section 5.02(c) or otherwise.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.04 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Managing Member shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Managing Member may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (v) upon the contribution of cash to the Company and to McAfee Finance 2, LLC in connection with the IPO; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Managing Member, with the consent of each of the TPG Member and the Intel Member, reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03 Amounts and Priority of Distributions.

(a) Distributions Generally. Except as otherwise provided in Article XII, distributions shall be made to the Members as set forth in this Section 5.03, at such times and in such amounts as the Managing Member, in its sole discretion, shall determine.

(b) Distributions to the Members.

(i) Subject to Section 5.03(d), any applicable agreement to which the Company or any of its Subsidiaries is a party governing the terms of third-party indebtedness for borrowed money, and the retention and establishment of reserves, or payment to the relevant parties of such funds as the Managing Member deems necessary or desirable in its sole discretion with respect to the reasonable needs and obligations of the Company, the net cash flow of the Company may be distributed to the Members at such times as may be determined by the Managing Member from time to time in its sole discretion. Except as specifically set forth herein and subject to Section 5.03(b)(ii), Section 5.03(d) and Section 5.03(e), all distributions as of any date shall be distributed ratably among the holders of Class A Units and Management Incentive Units, based on the number of Class A Units or Management Incentive Units, as applicable, owned by such holders; provided, that, subject to Section 5.03(e), for purposes of this Section 5.01(b) and notwithstanding anything to the contrary set forth herein, a holder of a Management Incentive Unit (or portion thereof) shall be eligible to participate in distributions (A) only to the extent that the per Unit amount distributed by the Company (after the date of issuance of such Management Incentive Unit) in respect of each Class A Unit that is not a Management Incentive Unit and that was outstanding on the date of issuance of such Management Incentive Unit, excluding Tax Distributions, exceeds the then-unsatisfied Management Incentive Unit Return Threshold applicable to such Management Incentive Unit and (B) solely from the excess described in the preceding clause (A).

(ii) Notwithstanding anything contained herein to the contrary, (i) all distributions (other than Tax Distributions and the MAC Distribution) otherwise payable in respect of any Unvested Class A Unit or Unvested Management Incentive Unit to any holder thereof will be held back and distributed to such holder of such Unvested Class A Unit or Unvested Management Incentive Unit, as applicable, if and when such Unvested Class A Unit or Unvested Management Incentive Unit vests; provided, that, if any condition to the vesting of such Unvested Class A Unit or Unvested Management Incentive Unit becomes incapable of being satisfied, then any amounts that have not been distributed with respect to such Unvested Class A Unit or Unvested Management Incentive Unit, as applicable, may be distributed to all other Unit Holders in accordance with Section 5.03(b)(i) as if such distribution were a new distribution pursuant to Section 5.03(b)(i); and provided further that any shares of capital stock of MAC received in connection with the MAC Distribution by a holder of Units that, as of immediately prior to the MAC Distribution, were unvested shall be subject to the same vesting conditions as the Units in respect of which they were distributed. Furthermore, in the event that any holder of Class A Units or Management Incentive Units is obligated to return to the Company any distributions made in respect of such Class A Units or Management Incentive Units, including by reason of the violation of any Restrictive Covenant, such returned amounts may be distributed to the other holders of Units in accordance with Section 5.03(b)(i) as if such distribution were a new distribution pursuant to Section 5.03(b)(i). For all purposes under this Agreement (including U.S. federal, state and local income tax purposes) each Member who holds any Unvested Class A Unit or Unvested Management Incentive Unit will be treated as the owner of the unvested portion of the applicable Unvested Class A Unit or Management Incentive Unit and will be entitled to allocations of Net Income and Net Loss (and any items of income, gain, loss, deduction or credit) with respect thereto.

(c) Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the Managing Member, in its sole discretion, shall determine based on their fair market value as determined by the Managing Member in the same proportions as if distributed in accordance with Section 5.03(b). If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member. In connection with the MAC Distribution, the Company shall be treated as having made a distribution equal to the aggregate fair market value (as determined by the Company in its sole discretion) of the shares of MAC distributed in the MAC Distribution.

(d) Tax Distributions.

(i) To the extent the Company has available cash for distribution by the Company under the Delaware Act and subject to any applicable agreement to which the Company or any of its Subsidiaries is a party governing the terms of third party indebtedness for borrowed money, and subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Managing Member deems necessary or desirable in its sole discretion with respect to the reasonable needs and obligations of the Company or any of its Subsidiaries, the Managing Member shall cause the Company to make each Fiscal Year or portion thereof beginning on or after the date hereof, on a quarterly basis by the 10th (or next succeeding Business Day) of each of March, June, September and December (or other dates as may be appropriate in light of tax and estimated tax payment requirements), distributions to each Member that aggregate to such Member’s Tax Distribution Amount for such Fiscal Year or portion thereof. A final accounting for Tax Distributions shall be made for each taxable year or portion thereof after the taxable income or loss of the Company has been determined for such taxable year or portion thereof, and the Company shall promptly thereafter make supplemental Tax Distributions (or future Tax Distributions will be reduced) to reflect any difference between estimates previously used in calculating Tax Distributions and the relevant actual amounts recognized. If, following an audit or examination, there is an adjustment (including in connection with a “push-out” election under Section 6226 of the Code and any analogous election under state or local tax Laws) that would affect the calculation of the Company’s taxable income or taxable loss for a given period or portion thereof (or result in additional tax liabilities to a Member pursuant to Section 6226 of the Code or any analogous election under state or local tax Laws), or in the event that the Company files an amended tax return (or administrative adjustment request) which has such effect, then, subject to the availability of cash and any restrictions set forth in any credit agreements or other debt documents to which the Company is a party, and subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Managing Member deems necessary or desirable in its sole discretion with respect to the reasonable needs and obligations of the Company or any of its Subsidiaries, the Company shall promptly recalculate each Member’s Tax Distribution and Tax Distribution Amount for the applicable period and, subject to Section 9.01(d), make additional Tax Distributions (increased by an additional amount estimated to be sufficient to cover any interest or penalties) to give effect to such adjustment or amended tax return (or administrative adjustment request). Notwithstanding the foregoing, to the extent any Member otherwise would, on any given date, be entitled to receive less than its ratable portion, based on the number of Class A Units or Management Incentive Units, as applicable, owned by such Member, of the aggregate Tax Distributions to be paid pursuant to this Section 5.03(d) on such date to the holders of Class A Units and Management Incentive Units, the Tax Distributions to all such Members shall at the election of any of the TPG Member or the Intel Member or the Managing Member, subject to Section 5.03(f)(v) and Section 9.01(d), be increased to ensure that all Tax Distributions made pursuant to this Section 5.03(d) are made ratably among the Members based on the number of Class A Units or Management Incentive Units, as applicable, owned by the Members as of such date; provided, however, that this increase in Tax Distributions shall only occur, if at all, with respect to the portion of the taxable year beginning on the date hereof to the extent resulting from Service Provider Members or Affiliates thereof, but for the operation of this sentence, receiving in the aggregate more than their ratable portions of Tax Distributions for such period, based on the number of Class A Units or Management Incentive Units, as applicable, owned by them as of the applicable distribution date where such “excess” amount of Tax Distributions exceeds $3,000,000 for such period. If on the date on which a Tax Distribution is to be made there are not sufficient available funds in the Company (or any of its Subsidiaries that are not foreign corporations for U.S. federal income tax purposes) to distribute the full amount of the relevant Tax Distributions otherwise to be made or any credit agreements or other debt documents to which the Company (or any of its Subsidiaries) is a party do not permit the Company to receive from its Subsidiaries or distribute to each Member the full amount of the

Tax Distributions otherwise to be made to each such Member, distributions pursuant to this Section 5.03(d) shall, subject to Section 5.03(f)(v) and Section 9.01(d), be made ratably among the Members based on the number of Class A Units or Management Incentive Units, as applicable, owned by such Members as of such date to the extent of the available funds.

(ii) For the avoidance of doubt, Tax Distributions shall not be treated as advances of amounts otherwise distributable to any Member pursuant to this Section 5.03 or Section 12.02(b)(ii), and accordingly shall not be applied against or reduce the next amounts that would otherwise be payable to such Member pursuant to such provisions or otherwise.

(e) Limitations in Respect of Profits Interests.

(i) It is the intention of the Members that distributions with respect to each Profits Interest be limited to the extent necessary so that each Profits Interest qualifies at the time of grant as a “profits interest” for U.S. federal income tax purposes, and this Agreement shall be interpreted accordingly. In the event that distributions to which a Member would otherwise be entitled are inconsistent with the first sentence of this Section 5.03(e)(i), the Managing Member is authorized to adjust future distributions to the Members in whatever manner it deems appropriate (to the extent consistent with the intended treatment of each Profits Interest as a “profits interest” for U.S. federal income tax purposes) so that, after such adjustments are made, each Member receives, to the maximum extent possible, an amount of distributions equal to the amount of distributions such Member would have received were such sentence not part of this Agreement. Additionally, the Company intends to treat a Member holding a Profits Interest as the owner of such Interest for tax reporting purposes from the date it is granted, and the Company intends to file its IRS Form 1065, and the Company intends to issue appropriate Schedule K-1s, if any, to such Member, allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Management Incentive Unit (or portion thereof) as if no time-based vesting restrictions applied. Each holder of Management Incentive Units agrees to take into account such distributive share in computing its U.S. federal income tax liability for the entire period during which it holds any Management Incentive Unit (or portion thereof). The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for U.S. federal, state and local income tax purposes the fair market value of any Profits Interest issued to a holder of Management Incentive Units, either at the time of grant of the Unit or at the time the Unit becomes substantially vested. The undertakings contained in this Section 5.03(e)(i) shall be construed in accordance with the treatment of each Profits Interest as a “profits interest” for U.S. federal income tax purposes. Each recipient of a Profits Interest whether issued on or after the date hereof that is subject to vesting agrees to timely and properly file an election under Section 83(b) of the Code with respect to each Profits Interest and provide the Company with a copy of such election. Each holder of Profits Interests acknowledges and agrees that such holder will consult with such holder’s tax advisor to determine the tax consequences of filing an election under Section 83(b) of the Code. Each such holder acknowledges that it is the sole responsibility of such holder, and not the Company, to file a timely election under Section 83(b) of the Code even if such holder requests the Company or its representatives to make such filing on behalf of such holder.

(ii) By executing this Agreement, each Member authorizes the Company, at the election of the Managing Member, to elect to have the “Safe Harbor” described in the proposed Revenue Procedure (“Revenue Procedure” ) set forth in the IRS Notice 2005-43 (the “Notice” ) apply to any Interest Transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company or any Subsidiary of the Company. For purposes of making such “Safe Harbor” election, the Managing Member is hereby designated as the “partner who has responsibility for U.S. federal income tax reporting” by the Company and, accordingly, execution of such “Safe Harbor” election by the Managing Member shall constitute execution of a “Safe Harbor Election” in accordance with Section 3.03 of the Notice. The Company and each Member hereby agree to comply with all requirements of the “Safe Harbor” described in the Notice, to the extent such requirements are imposed in the Revenue Procedure, including the requirement that each Member shall prepare and file all U.S. federal income tax returns reporting the income tax effects of each interest in the Company issued by the Company covered by the “Safe Harbor” in a manner consistent with the requirements of the Revenue Procedure.

(iii) Each Member authorizes the Managing Member to amend this Section 5.03(e) to the extent necessary and advisable in the determination of the Managing Member to comply with the requirements of the Revenue Procedure as issued; provided, that such amendment is not adverse to such Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all Interests in the Company Transferred to a service provider by the Company in connection with services provided to the Company or any Subsidiary of the Company). A Member’s obligations to comply with the requirements of this Section 5.03(e) shall survive such Member’s ceasing to be a Member of the Company and/or the winding up and dissolution of the Company, and, for purposes of this Section 5.03(e), the Company shall be treated as continuing in existence.

(f) Managing Member Distributions. Notwithstanding the provisions of Section 5.03(b), the Managing Member may authorize that, to the extent expenses or other obligations of the Managing Member and its wholly owned Subsidiaries are related to its role as the Managing Member or the business and affairs of the Managing Member and its wholly-owned Subsidiaries that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to the Managing Member or its wholly-owned Subsidiaries, as applicable (which distributions shall be made without pro rata distributions to the other Members), in amounts required for the Managing Member and its wholly-owned Subsidiaries to pay (v) the Special TRA Payment (and the aggregate amount of any Special TRA Payment that the Managing Member makes shall reduce the next succeeding Tax Distributions to the Managing Member and its wholly-owned Subsidiaries), (w) operating, administrative and other similar costs incurred by the Managing Member and its wholly-owned Subsidiaries, to the extent the proceeds are used or will be used by the Managing Member and its wholly-owned Subsidiaries to pay expenses described in this Section 5.03(f) (in either case only to the extent economically equivalent indebtedness or Equity Securities of the Company were not issued to the Managing Member or its wholly-owned Subsidiaries), and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Managing Member and its wholly-owned Subsidiaries), (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Managing Member and its wholly-owned Subsidiaries, (y) fees and expenses (including any underwriters’ discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Managing Member and its wholly-owned Subsidiaries and (z) other fees and expenses in connection with the maintenance of the existence of the Managing Member and its wholly-owned Subsidiaries. For the avoidance of doubt, distributions made under this Section 5.03(f) may not be used to pay or facilitate dividends or distributions on the common stock of PubCo or pursuant to the Tax Receivable Agreement without the consent of each of the TPG Member and the Intel Member and must be used solely for the express purposes set forth under the immediately preceding sentence.

Section 5.04 Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 5.03(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 5.03(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all Unvested Units were fully vested in respect of time-based vesting conditions), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Managing Member consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the

Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.04.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

Section 5.05 Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If a Percentage Interest of Units is the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the Transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Managing Member. As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the Transferred Units.

(b) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company, and allocations that are “reverse Section 704(c) allocations” described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method under Treasury Regulation 1.704-3(b), except as otherwise agreed by each of the Managing Member, the TPG Member and the Intel Member. Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), Treasury Regulation 1.704-1(b)(4)(i), and Treasury Regulation 1.704-3(a)(6) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions (other than by reason of affecting Tax Distributions) pursuant to any provision of this Agreement.

Section 5.06 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the Managing Member, each Member shall, if reasonably able to do so, deliver to the Managing Member: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii) After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of TPG or Intel or the reasonable request of any other Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b) Withholding Advances. To the extent PubCo or the Company or any of their Subsidiaries is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., in connection with allocations of income or with the delivery of consideration in connection with a Redemption or Exchange, backup withholding, Section 1441 of the Code, Section 1445 of the Code, or Section 1446 of the Code or, in each case, similar provisions of state, local or other tax Law with respect to allocations or distributions to Persons who are not U.S. persons for U.S. federal income tax purposes) (“Withholding Advances”), PubCo, the Company, or such Subsidiary, as the case may be, may withhold such amounts and make such tax payments as so required. “Withholding Advances” shall not include any “imputed underpayment” within the meaning of the Code or similar provisions of state or local tax Law or any related liability.

(c) Repayment of Withholding Advances. All Withholding Advances made (or to be made) on behalf of a Member, plus interest thereon at a rate equal to 10% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account except to the extent that the Withholding Advances previously reduced such Member’s Capital Account), or (ii) with the consent of the Managing Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete Transfer or redemption of a Member’s interests in the Company.

Section 5.07 Tax Proceedings(a) . In representing the Company before any taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members promptly informed of any such administrative and judicial proceedings; provided, that, (x) with respect to any tax year for which the TPG Member is a Member, the TPG Member shall (to the extent permitted by applicable Law) be entitled to participate with the Company Representative in any tax matters that would reasonably be expected to adversely affect the TPG Member or a TPG Affiliated Fund (or any beneficial owners of the TPG Member or a TPG Affiliated Fund) in any material respect, (y) with respect to any tax year for which the Intel Member is a Member, the Intel Member shall (to the extent permitted by applicable Law) be entitled to participate with the Company Representative in any tax matters that would reasonably be expected to adversely affect the Intel Member (or Intel) in any material respect, and (z) with respect to any tax year for which the TB Member is a Member, the TB Member shall (to the extent permitted by applicable Law) be entitled to participate with the Company Representative in any U.S. federal income tax audits of a partnership tax return of the Company that would reasonably be expected to disproportionately and adversely affect the TB Member or a TB Affiliated Fund (or any beneficial owners of the TB Member or a TB Affiliated Fund) in any material respect. The Company shall not make any tax election or adopt any method of tax allocation in a manner inconsistent with past practice that would materially affect the TPG Member or a TPG Affiliated Fund without the TPG Member’s prior written consent, and the Company shall not make any tax election or adopt any method of tax allocation in a manner inconsistent with past practice that would materially affect the Intel Member without the Intel Member’s prior written consent. Nothing in this Section 5.07 shall prevent the Company (or any of its Subsidiaries) from making an election pursuant to Section 754 of the Code (or analogous provisions of state or local Law), and the Company shall make and maintain at all times, and shall cause each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to make and maintain at all times, a valid election pursuant to Section 754 of the Code (and analogous provisions of state or local Law).

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01 Company Representative.

(a) The Managing Member is authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Managing Member may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Managing Member and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules; provided that, except with the consent of the TPG Member and the Intel Member, a “push-out” election under Section 6226 of the Code and any analogous election under state or local tax Law shall be made with respect to the Company and each of its Subsidiaries, in each case where such election is available. If the Company does not make a “push-out” election pursuant to the preceding sentence, any “imputed underpayment” shall be treated as an expense of the Company. Each Member agrees to cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Managing Member shall require any Member (i) to file any amended tax return (or administrative adjustment request) in connection with or pursuant to the Partnership Tax Audit Rules or otherwise, except as required by Law, or (ii) to pay any adjustment pursuant to Section 6225(c)(2)(B) of the Code or, in each case, any analogous provision under state or local tax law without the prior written consent of each of the TPG Member and the Intel Member.

(c) To the extent permitted by Law, the Company Representative shall cause the Company to elect the application of the Partnership Tax Audit Rules for any pre-2018 taxable year, except if each of the TPG Member and the Intel Member agree otherwise.

Section 6.02 Assets Held Through Corporations. Except with the consent of the TPG Member and the Intel Member, each of the Company and the Managing Member shall, subject to non-Tax commercial objectives (other than reduction of payment obligations under the Tax Receivable Agreement) and except to the extent consistent with past practice in respect of assets principally used or held for use in the conduct of a trade or business outside of the United States, use its reasonable best efforts to minimize, or cause the Company to minimize, as applicable, the portion of the assets of the Company and each of its Subsidiaries that are held directly or indirectly by or through entities that are treated as corporations for U.S. federal income tax purposes.

Section 6.03 Transfers of Property to Corporations. Neither the Company nor any of its Subsidiaries shall contribute or otherwise Transfer any assets that constitute Property of such Transferor entity to a domestic or foreign entity treated as a corporation for U.S. federal income tax purposes, without the consent of each of the TPG Member and Intel Member, except that (a) the Company and its Subsidiaries through which the Company owns equity in McAfee HoldCo Corp. may contribute cash to McAfee HoldCo Corp. for it to retain a 0.2% equity interest in McAfee Finance 2, LLC and (ii) the Company and its Subsidiaries may transfer assets principally used or held for use in the conduct of a trade or business outside the United States to an entity that is a foreign corporation for U.S. federal income tax purposes for valid commercial objectives (other than for U.S. tax objectives or to reduce payment obligations under the Tax Receivable Agreement).

Section 6.04 Section 83(b) Elections.

(a) Each Member who acquires Units that are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 at the time of such acquisition shall consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Code Section 83(b) with respect to such Units. Each Member who acquires Units that are intended to constitute Profits Interests (including Management Incentive Units) and at the time of such acquisition are subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 shall make a timely election under Code Section 83 with respect to such Units. It is the sole responsibility of a Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or any of its representatives to assist in making such filing. Each Member who files an election under Code Section 83(b) with respect to Units (including each Member who is required to file such an election under this Section 6.04(a)) shall provide a copy of such election and proof of filing of such election to the Company on or before the due date for the filing of such election.

(b) The Company is authorized to follow the proposed Treasury regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Prop. Treas. Reg. §§1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended, upon the issuance of a Company interest for services rendered or to be rendered to or for the benefit of the Company or a Subsidiary of the Company, until final Treasury regulations regarding such matters are issued.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Managing Member. Except as otherwise specifically set forth in this Agreement, the Managing Member shall be deemed to be a “manager” for purposes of the Delaware Act. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Managing Member in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Managing Member taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Managing Member shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Managing Member may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion (i) the authority to sign agreements and other documents on behalf of the Company or any Subsidiary and (ii) such of the powers as are granted to the Managing Member hereunder as it deems appropriate. The Managing Member shall have the exclusive power and authority, on behalf of the Company to take such actions not inconsistent with this Agreement as the Managing Member deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries.

Section 7.02 Withdrawal of the Managing Member. PubCo may withdraw as the Managing Member and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of PubCo, (ii) any Person into which PubCo is merged or consolidated or (iii) any Transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Managing Member shall be effective unless PubCo and the new Managing Member provide all other Members with contractual rights, directly enforceable by such other Members against the new Managing Member, to cause the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.03 Decisions by the Members.

(a) Other than the Managing Member and except as set forth in this Agreement, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to assume any obligations or responsibility on behalf of, or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Managing Member).

Section 7.04 Fiduciary Duties. (i) The Managing Member shall, in its capacity as Managing Member, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any Exempted Person.

Section 7.05 Officers.

(a) Appointment of Officers. The Managing Member may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Managing Member determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Managing Member from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Managing Member may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Secretary or, if there is no Secretary, to the Managing Member, without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Managing Member.

Section 7.06 PubCo. Except with the consent of the TPG Member and the Intel Member, PubCo shall not and shall not cause any of its Subsidiaries to operate or conduct any business other than through the Company and its Subsidiaries.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01 Restricted Transfer.

(a) No Member will directly or indirectly Transfer any Unit or Units (including all or any portion of any Management Incentive Unit) or all or any part of the economic or other rights that comprise such Member’s interest in the Company except (i) Transfers to a Permitted Transferee in compliance with this Article VIII, (ii) with the prior written consent of the Managing Member, (iii) a Permitted Pledge Transfer or (iv) solely in the case of a limited partner in an investment fund that indirectly holds Units, indirect Transfers of Units by such limited partner in connection with the Transfer of its interest in the applicable investment fund. Any attempted Transfer not in compliance with the terms of this Article VIII will be null and void and the Company will not in any way give effect to any such Transfer. In addition to the foregoing, no Member will, and each Member will cause its Affiliates not to, circumvent the provisions of this Agreement by Transferring (or permitting the Transfer of) its securities or any entity whose primary purpose is to hold (directly or indirectly) Units unless such Transfer is otherwise in compliance with the terms of this Article VIII.

(b) Any Member who assigns any Units or other interest represented by such Units in the Company (any such Member, an “Assignor”) in accordance with this Article VIII will cease to be a Member of the Company with respect to such Units or other interest represented by such Units and will no longer have any rights or privileges of a Member with respect to such Units or such portion of its interest represented by such Units (but will still be bound by this Agreement in accordance with this Article VIII, subject to Section 8.03), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the Transferee is admitted as a Member in accordance with Section 8.03.

(c) Subject to the terms of this Article VIII, any Person who acquires in any manner whatsoever any Interest (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any Transferor of such Interest of such Person was subject to or by which such Transferor was bound.

(d) Notwithstanding any other provision of this Agreement to the contrary, except as otherwise agreed by each of the Managing Member, the Intel Member and the TPG Member, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Managing Member, would cause the Company to (i) be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder or (ii) fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h), it being understood that the Company is not expected to qualify for such safe harbor for the 2020 taxable year. Without limiting any of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto during the 2020 taxable year of the Company unless such Transfer either (x) qualifies as a block transfer under Treasury Regulations Section 1.7704-1(e)(2), or (y) is disregarded pursuant to Treasury Regulations Sections 1.7704-1(e)(1)(i) or (ii). Any purported Transfer in contravention of this Section 8.01(d) will be null and void ab initio.

(e) For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any Award Agreement or other policy, agreement or arrangement with or of PubCo, the Company of any of their Affiliates applicable to such Member.

Section 8.02 Permitted Transfers. Subject to Section 8.01(d) and Section 8.01(e), from and after the IPO, the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Affiliates and Members of the Immediate Family. Subject to Section 8.03, a Member who is an individual will be entitled to Transfer all or any portion of such Member’s Units to one or more Members of the Immediate Family of such Member, or to a trust or other estate planning vehicle for the benefit of such Member or one or more of the Members of the Immediate Family of such Member, so long as the Person controlling such trust or other estate planning vehicle is the Transferring Member; provided, however, that no such Transfer will be effective until the holders of the beneficial interests of such Transferee will have delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that they will not Transfer any such beneficial interests or permit such Transferee to issue any such beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such holders) would be permitted under this Section 8.02 if the beneficial interests were Units; provided, further, that such Member will retain voting control of such Transferred Units (to the extent such Units have voting rights hereunder), whether by proxy or other arrangement. In no event will all or any portion of a Member’s Units Transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act. Subject to compliance with the requirements set forth in this Agreement, (A) each of the TPG Member and its Affiliates, the Intel Member and its Affiliates and the TB Member and its Affiliates, as applicable, will be entitled to Transfer all or any portion of such Member’s Interest to its Affiliates (including, in the case of the TB Member and the TPG Member, a TB Affiliated Fund and a TPG Affiliated Fund, respectively); and (B) the direct and indirect owners of the TB Member and the TPG Member and their respective Affiliates will be entitled to Transfer to their respective Affiliates all or any portion of their indirect interests in the Company so long as Affiliates of TB or TPG, respectively, continue to control the applicable vehicles through which such owners hold their investment in the Company.

(b) Upon Death. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, upon the death of any Member who is a natural Person, such Member’s Interest may be Transferred by the will or other instrument taking effect at death of such Member or by applicable Laws of descent and distribution to such Member’s estate, executors, administrators and personal representatives, and then to such Member’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Member.

(c) To the Company. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to the Company.

(d) Exchanges. Any Transfer pursuant to the terms of Article IX or Section 4.03; and

(e) Certain Company Transactions. Any Transfer contemplated by Section 10.01 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 8.03 Transfer Requirements. Subject to the provisions of Section 8.01, no Assignee (including a Permitted Transferee) will be admitted to the Company as a Member unless the following conditions are satisfied:

(a) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, a duly executed written instrument of Transfer is provided to the Managing Member, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the Transferee succeed to a portion or all of such Member’s Units as a Member;

(b) If requested by the Managing Member, an opinion of responsible counsel (who may be counsel for the Company) is provided to it, reasonably satisfactory in form and substance to the Managing Member to the effect that:

(i) such Transfer would not violate the Securities Act or any state securities or blue sky Laws applicable to the Company or the Units to be Transferred;

(ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

(iii) such Transfer would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes, it being understood that the opinions described in clauses (ii) and (iii) above shall only be required to the extent that the Managing Member shall reasonably determine that such Transfer may otherwise raise a material risk that the Company would be considered a publicly traded partnership under Section 7704(b) of the Code or lose its status as a partnership for U.S. federal income tax purposes, as the case may be.

(c) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, the Member effecting the Transfer and the Transferee execute any other instruments that the Managing Member deems reasonably necessary or desirable for admission of the Transferee, including the written acceptance by the Transferee of this Agreement and such Transferee’s agreement to be bound by and comply with the provisions hereof, and the Member effecting the Transfer and the Transferee provide the Managing Member any information necessary to comply with the requirements of Section 743(e) of the Code, if applicable; and

(d) Other than in connection with a Transfer pursuant to Section 8.02 or unless waived by the Managing Member, the Member effecting the Transfer or the Transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable out-of-pocket expenses incurred by the Company in connection with the admission of the Transferee and provides to the Company any information necessary for the Company to make required basis adjustments and comply with tax reporting requirements.

Section 8.04 Market Standoff. Each Member hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date that is one hundred eighty (180) days following the date of the final prospectus (the “Restricted Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock, Class A Units or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Class A Common Stock (whether such shares or any such securities are then owned by the Member or are thereafter acquired) (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or other arrangement or transaction that transfers to another Person, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above to be settled by delivery of the Lock-Up Securities, in cash or otherwise; provided, that the foregoing clauses (i) and (ii) shall be subject to the terms and conditions, including any carve-outs for permitted transfers, contained in any lock-up agreement executed by the Unit Holders of a majority of the Units in connection with the IPO (each, a “Lock-up Agreement”); provided, further, that the restrictions contained in this Section 8.04 shall not apply to any Member that has entered into a Lock-Up Agreement, and such Member shall be bound by the terms and provisions of such Lock-Up Agreement in lieu hereof.

Section 8.05 Certain Transfer Restrictions.

(a) The TPG Member and its Affiliates and the TB Member and its Affiliates shall not knowingly Transfer, directly or indirectly, all or any portion of its Interest to any of the Persons set forth on Schedule 8.05(a). This Section 8.05(a) shall automatically terminate at such time as the TPG Member and its Affiliates or the TB Member and its Affiliates, as the case may be, hold less than 5% of the outstanding Units of the Company. Notwithstanding any other provision in this Agreement, any amendment to this Agreement having the effect of amending or modifying this Section 8.05(a) (including for the avoidance of doubt Schedule 8.05(a)) shall require the prior written consent of the Intel Member, the TPG Member and (if such amendment involves adding Person to Schedule 8.05(a) or the TB Member is otherwise adversely effected by such amendment), the TB Member.

(b) Notwithstanding anything to the contrary contained herein, no Member will be entitled to Transfer any Unvested Management Incentive Unit Interest without the written consent of the Managing Member.

Section 8.06 Withdrawal of a Member. If a Member Transfers all of its Units in accordance with the terms of this Agreement and the Assignee of such Interest is admitted as a Member pursuant to Section 8.03, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member, the Assignor will not be entitled to any distributions from and after the date of such Transfer. Notwithstanding the admission of an Assignee as a Member and except as otherwise expressly approved by the Managing Member, the Assignor will not be released from any obligations to the Company as a Member (or otherwise) existing as of the date of the Transfer or relating to the consummation of such Transfer (which shall be deemed to include any liabilities arising from any failure by the Transferee to withhold or deduct any amounts required to be deducted or withheld under Section 1446 of the Code or any other law (including as a result of the Company or any of its Affiliates being required to deduct and withhold amounts from distributions to Transferee or its successor) and any liabilities for Taxes imposed on the Company or any Subsidiaries thereof for any taxable period (or portion thereof) ending on or before the date of such Transfer, including pursuant to Chapter 63 of the Code (and any analogous provisions of state, local or non-U.S. Law)); provided, however, that if the Assignor is the TPG Member, then the Intel Member must also approve a release from any obligations contemplated by this sentence in order to be effective; provided, further, that if the Assignor is the Intel Member, then the TPG Member must also approve a release from any obligations contemplated by this sentence in order to be effective. If a Service Provider Member forfeits all of his, her or its Units in the manner contemplated by any applicable Award Agreement or Section 4.03, and holds no other Interests, such Service Provider Member will cease to be a Member of the Company as of the time of such forfeiture, and will not be entitled to any distributions from and after such time.

Section 8.07 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.08 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON                     , AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FOUNDATION TECHNOLOGY WORLDWIDE LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND FOUNDATION TECHNOLOGY WORLDWIDE LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY FOUNDATION TECHNOLOGY WORLDWIDE LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

ARTICLE IX

REDEMPTION AND EXCHANGE RIGHTS

Section 9.01 Redemption Right of a Member.

(a) From and after the date of the IPO, and subject to (A) in the case of Service Provider Members, the terms of any applicable Award Agreement and any Trading Policy (including any Black-Out Period contained therein) and (B) the waiver or expiration of the Restricted Period or any other contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member, each Member shall be entitled to cause the Company to redeem (a “Redemption”) its Class A Units (excluding any Class A Units that are subject to vesting conditions), in whole or in part (the “Redemption Right”) at any time and from time to time. A Member desiring to exercise its Redemption Right (a “Redeeming Member”) shall exercise such right by giving written notice (including in electronic form) (the

“Redemption Notice”) to the Company, with a copy to PubCo. The Redemption Notice shall specify the number of Class A Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Redemption Notice may specify that the Redemption is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Share Settlement into which the Redeemed Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Share Settlement would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided, further that the Redeeming Member may withdraw or amend a Redemption Notice, in whole or in part, prior to the effectiveness of the Redemption by mutual agreement signed in writing (including in electronic form) by each of the Company and PubCo, specifying (1) the number of withdrawn Units, (2) if any, the number of Units as to which the Redemption Notice remains in effect and (3) if the Redeeming Member so determines, a new Redemption Date or any other new or revised information permitted in the Redemption Notice. Following receipt of the Redemption Notice, and in any event at least two (2) Business Days prior to the Redemption Date, PubCo shall deliver to the Redeeming Member a notice, specifying whether it elects to settle the Redemption with a Share Settlement or a Cash Settlement (an “Election Notice”). In the event an Election Notice is not delivered to the Redeeming Member at least two (2) Business Days prior to the Redemption Date, the Company will be deemed to have elected a Share Settlement.

(b) If the Election Notice specifies a Cash Settlement, then, unless the Redeeming Member has withdrawn the applicable Redemption, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) PubCo shall pay the Cash Settlement directly to the Redeeming Member in exchange for the Redeemed Units;

(ii) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to PubCo, and (y) an equal number of shares of Class B Common Stock to PubCo (to the extent the Redeeming Member owns shares of Class B Common Stock);

(iii) the Company shall register PubCo as the owner of the Redeemed Units, and if the Redeemed Units are certificated, issue to the Redeeming Member a certificate for a number of Class A Units equal to the difference (if any) between the number of Class A Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01(b) and the Redeemed Units; and

(iv) PubCo shall cancel and retire for no consideration such shares of Class B Common Stock, if any.

In the event that (x) the Shares of Class A Common Stock are not publicly traded at the time of a Redemption and the Class A Unit Redemption Price is determined by the Managing Member and (y) the Redeeming Member reasonably objects to such Class A Unit Redemption Price, the Election Notice shall deemed to have specified a Share Settlement and Section 9.01(c) shall apply.

(c) If the Election Notice specifies a Share Settlement, then, unless the Redeeming Member has withdrawn the applicable Redemption, on the Redemption Date PubCo (or a wholly-owned Subsidiary thereof) shall Transfer the Share Settlement directly to the Redeeming Member in exchange for the Redeemed Units (a “Direct Redemption”) unless the Company has elected to effect the Redemption as a Contribution Redemption as provided below. In connection with a Direct Redemption, on the Redemption Date, (1) PubCo shall Transfer to such Redeeming Member the Share Settlement; (2) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to PubCo and (y) an equal number of shares of Class B Common Stock to PubCo (to the extent the Redeeming Member owns shares of Class B Common Stock); (3) PubCo shall cancel and retire for no consideration such shares of Class B Common Stock, if any; and (4) the Company shall register PubCo as the owner of the Redeemed Units and, if the Redeemed Units are certificated, shall issue to the Redeeming Member a certificate for a number of Class A Units equal to the difference (if any) between the number of Class A Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (1) of this Section 9.01(c)and the Redeemed Units. In lieu of the steps described in the preceding sentence, the Company may cause the relevant parties to structure a Direct Redemption to involve the contribution (a “Contribution Redemption”) by PubCo of a number of shares of Class A Common Stock of PubCo equal to what would otherwise be the Share Settlement to the Company in exchange for an equal number of Class A Units of the Company with the Company distributing such PubCo equity interests to the Redeeming Member in redemption of such Member’s interest in the Company (or applicable portion thereof) free and clear of all liens and encumbrances in a transaction that is treated as a “disguised sale of partnership interests” for U.S. federal income tax purposes, and in connection therewith PubCo shall cancel and retire for no consideration a number of shares of Class B Common Stock of the Redeeming Member equal to the number of equity interests in the Company redeemed by the Company. In furtherance of the foregoing, each of the Company and the Redeeming Member shall take all actions reasonably requested by PubCo to effect the transactions contemplated by this Section 9.01(c), including executing and delivering any document reasonably requested by PubCo in connection therewith. Where a TPG Member, Intel Member or TB Member (or an Affiliate of any of the foregoing) is the Redeeming Member, such Person may cause PubCo to effect a Redemption as a purchase for U.S. federal income tax purposes by a wholly-owned Subsidiary of PubCo that is a domestic corporation for U.S. federal income tax purposes.

(d) The number of shares of Class A Common Stock applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made after the date hereof with respect to the Redeemed Units, dividends previously paid with respect to Class A Common Stock or cash or cash equivalents held by PubCo; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the Record Date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided, further, however, that a Redeeming Member shall not be entitled to receive any Tax Distributions after it ceases to own any Units in the Company.

(e) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the Record Date of such reclassification or other similar transaction.

Section 9.02 Exchange of Management Incentive Units. From and after the date of the IPO, and subject to (A) in the case of Service Provider Members, the terms of any applicable Award Agreement and any Trading Policy (including any Black-Out Period contained therein) and (B) the waiver or expiration of the Restricted Period or any other contractual lock-up period relating to the shares of PubCo (or any corresponding Units) that may be applicable to such Member, each Member (other than the Managing Member) shall be entitled to cause the Company to exchange (an “Exchange”) its vested Management Incentive Units, in whole or in part (the “Exchange Right”) at any time and from time to time for a number of New Class A Units determined with respect to such vested Management Incentive Units and in accordance with the terms set forth below; provided, that such Exchange shall not be permitted if such Management Incentive Units do not have a Fair Market Value that is greater than $0 at the time of such Exchange. A Member desiring to exercise its Exchange Right (an “Exchanging Member”) shall exercise such right by giving written notice (including, if permitted by the Company, in electronic form) (the “Exchange Notice”) to the Company and PubCo. The Exchange Notice shall specify the number and identity (including the relevant then-unsatisfied Management Incentive Unit Return Threshold) of Management Incentive Units (the “Exchanged Management Incentive Units”) that the Exchanging Member intends to have the Company exchange and a date, not less than two (2) Business Days nor more than ten (10) Business Days after delivery of such Exchange Notice (unless and to the extent that the Managing Member in its sole discretion agrees in writing to waive such time periods), on which exercise of the Exchange Right shall be completed (the “Exchange Date”); provided, that the Company and the Exchanging Member may change the number of Exchanged Management Incentive Units and/or the Exchange Date specified in such Exchange Notice to another number and/or date by mutual agreement signed in writing (including, if permitted by the Company, in electronic form) by each of the Company and PubCo. On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date): (a) the Exchanging Member shall Transfer and surrender, free and clear of all liens and encumbrances, the Exchanged Management Incentive Units to the Company and (b) the Company shall (i) cancel the Exchanged Management Incentive Units, (ii) issue to the Exchanging Member the New Class A Units applicable to the Exchanged Management Incentive Units and (iii) if the Exchanged Management Incentive Units are certificated, issue to the Exchanging Member a certificate for a number of Management Incentive Units equal to the difference (if any) between the number of Management Incentive Units evidenced by the certificate surrendered by the Exchanging Member pursuant to clause (a)

of this Section 9.02 and the Exchanged Management Incentive Units. Upon issuance of the New Class A Units, such New Class A Units shall immediately be subject to all of the provisions herein applicable to Class A Units, including the Redemption provisions contained in this Article IX, and notwithstanding anything herein to the contrary, immediately upon consummation of any Exchange, the Exchanging Member shall be required to initiate its Redemption Right with respect to the New Class A Units received in such Exchange, and therefore the provisions of the foregoing Section 9.01 shall be deemed to apply as though the applicable Member had sent a Redemption Notice thereunder on the date that it sent the Exchange Notice under this Section 9.02, such that the Redemption occurs on the same day as, and immediately following, the Exchange.

Section 9.03 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption such number of shares of Class A Common Stock as shall be issuable upon any such Redemption, including any Redemption of New Class A Units that are issuable in connection with any Exchange; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo). PubCo shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Redemption prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Redemption (it being understood that any such shares may be subject to Transfer restrictions under applicable securities Laws). PubCo covenants that all Class A Common Stock issued upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) PubCo agrees that it has taken all or will take such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo. By including this covenant, it is the intention of the board that all such transactions be exempt.

Section 9.04 Effect of Exercise of Redemption or Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Exchange and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member or the Exchanging Member (to the extent of such Redeeming Member’s or Exchanging Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member of any prior breach of this Agreement.

Section 9.05 Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that any Redemption and any Exchange shall be treated as a direct exchange of shares of Class A Common Stock (or cash) for Units between PubCo (or one of its wholly-owned Subsidiaries, pursuant to Section 9.01(c)) and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 9.06 Other Redemption and Exchange Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member) the number of the Share Settlement deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.06(c), upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 9.06(c), the shares of the Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c) If any shares issued upon a Redemption involving a Share Settlement are (i) effectively registered under the Securities Act, (ii) in the opinion of other counsel reasonably acceptable to PubCo, no longer required to bear the legend set forth in Section 9.06(b) to assure compliance by PubCo with the Securities Act or (iii) Transferable under paragraph (b)(1) of Rule 144, upon the written request of the Redeeming Member thereof, PubCo or its agent shall promptly provide such Redeeming Member or its respective Transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for the applicable securities not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable. Except as otherwise may separately be agreed by the Company, the Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

(e) Notwithstanding anything to the contrary contained herein, any Exchange by a Service Provider Member shall be conditioned upon such Service Provider Member’s execution and delivery of a general release of claims against the Company in a form provided by the Company.

ARTICLE X

CERTAIN OTHER MATTERS

Section 10.01 PubCo Change of Control; PubCo Approved Recap Transaction.

(a) In connection with a PubCo Approved Change of Control, the Managing Member shall have the right, in its sole discretion, to require each Member to effect an Exchange of all of such Member’s vested Management Incentive Units (if any) pursuant to Section 9.02 and, thereafter, a Redemption of all or a portion of such Member’s and all other Members’ Units (including, but not limited to, any New Class A Units received by such Member pursuant to such Exchange and any other Class A Units otherwise held by such Members) together with a number of shares of Class B Common Stock corresponding to such Class A Units (to the extent such Members own shares of Class B Common Stock), pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.01. Any such exchange pursuant to this Section 10.01(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be Transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.01 to effect such exchange.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by the PubCo board of directors, or is otherwise consented to or approved by the PubCo board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap Transaction. The Members shall be permitted to participate in such transaction by delivering a written notice of participation that is effective immediately prior to the consummation of such transaction (and that is contingent upon consummation of such transaction), and shall include such information necessary for consummation of such transaction as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than the Managing Member) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

ARTICLE XI

LIMITATION ON LIABILITY, EXCULPATION

AND INDEMNIFICATION

Section 11.01 Limitation on Liability.

(a) Except as otherwise provided by the Delaware Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person will be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, expenses, obligations or liabilities of the Company. In no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s interest in the Company or otherwise.

(b) Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of Capital Contributions made or required to be made by such Member, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law or this Agreement, the amount of any amounts wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise required by Law, upon an insolvency of the Company, no Member shall be obligated by this Agreement to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any distribution, such obligation shall bind such Member alone and not any other Member (including the Managing Member); and provided, further, that if any Member is required to return all or any portion of any distribution under circumstances that are not unique to such Member but that would have been applicable to all Member if such Member had been named in the lawsuit against the Member in question (such as where a distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such distribution), the Member that was required to return or repay the distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the distributions made to them based on each such Member’s share of the distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

Section 11.02 Exculpation and Indemnification.

(a) Indemnification Rights.

(i) General. The Company shall indemnify, defend and hold harmless the TPG Member, the Intel Member, the TB Member, the Managing Member, all former members of the board of managers of the Company, the Company Representative (in such Company Representative’s capacity as such), to the extent applicable, each such Person’s officers, directors, partners, members, shareholders, and employees, and the officers of PubCo, the Company and their respective Subsidiaries who are designated as such in a written resolution (all such persons being referred to herein as “Indemnified Persons”), who is or was a party, witness or other participant, or is threatened or proposed to be made a party, witness or other participant, in any actual, threatened, pending or complete action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative, or an alternative dispute resolution proceeding by reason of the fact that such Indemnified Person is or was a Member, the Managing Member, the Company Representative (in such Company Representative’s capacity as such), an officer of the Company or an officer, manager, partner, member, shareholder or employee of such Indemnified Person, or by reason of the fact that such Indemnified Person is or was serving at the request of the Company as a manager, member of any board of managers, tax matters member, company representative, director, officer or partner of another corporation, limited liability company, partnership, trust, plan or other organization or enterprise, from and against all expenses (including attorneys’ and experts’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation to the maximum extent a Delaware corporation would be permitted to indemnify such Indemnified Persons if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. Notwithstanding anything to the contrary herein, nothing in this Section 11.02 shall require the Company to indemnify any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person, other than an action approved by (i) the Managing Member, (ii) only if in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of by or on behalf of TPG Member or any of its Affiliates, the Intel Member and (iii) only if in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of by or on behalf of Intel Member or any of its Affiliates, the TPG Member.

(ii) Indemnification Priority.

(A) The Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 11.02 may also be provided to certain Indemnified Persons by one or more of their respective Affiliates (other than the Company and its Subsidiaries) or their insurers (collectively, and including, in the case of the TPG Member and the TB Member, the TPG Member, the TB Member, TPG and TB each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, the “Affiliate Indemnitors” ). The Company hereby agrees that, as between the Company, on the one hand, and the Affiliate Indemnitors, on the other hand, (i) the Company is the full indemnitor of first resort and the Affiliate Indemnitors are the full indemnitors of second resort with respect to all such indemnifiable claims against such Indemnified Persons, whether arising under this Agreement or otherwise (i.e., the obligations of the Company to such Indemnified Persons are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Persons are secondary), (ii) upon receipt by the Company of an undertaking by or on behalf of such Indemnified Persons to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Section 11.02 or otherwise, the Company shall be required to advance the full amount of expenses incurred by such Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Affiliate Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnified Person and for which such Indemnified Person may be entitled to indemnification from the Company in connection with serving as a director or officer (or equivalent titles) of the Company or its Subsidiaries. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company, and the Company shall cooperate with the Affiliate Indemnitors in pursuing such rights.

(B) Except as provided in Section 11.02(a)(ii)(A) above, in the event of any payment by the Company of indemnifiable expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation pursuant to Section 11.02(a), the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnified Persons against other Persons (other than the Affiliate Indemnitors), and the Indemnified Person shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(iii) Third-Party Indemnification. The Company may make, execute, record and file on its own behalf and on behalf of each Member all instruments and other documents (including one or more deeds poll in favor of the persons to whom the benefit of the exculpation and indemnification provisions of this Agreement are intended (the “Covered Persons”) and/or one or more separate indemnification agreements between the Managing

Member, the Company, each Member (as applicable) and individual Covered Persons) that the Managing Member deems necessary or appropriate in order to extend the benefit of the exculpation and indemnification provisions of this Agreement to the Covered Persons; provided, that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Agreement except as otherwise may be required by applicable Law.

(b) Exculpation. No Indemnified Person will be liable, for damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her, in its, his or her capacity as such, to the maximum extent a Delaware corporation would be permitted to exculpate such Indemnified Person if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors; provided that notwithstanding anything to the contrary contained in this Section 11.02, a Covered Person shall be liable for any such loss, liability, damage or claim arising out of acts or omissions by such Covered Person that constitute “Cause” (as defined in a written agreement applicable to any such Indemnified Person who is an employee of PubCo, the Company or any of their respective Subsidiaries) or that involve intentional misconduct or a knowing violation of Law. In performing his, her or its duties, each Indemnified Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other persons or groups: the Managing Member, officers or employees of PubCo, the Company and their respective Subsidiaries; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or such Managing Member or officer; or any other person who has been selected with reasonable care by or on behalf of the Company or such Managing Member or officer; in each case as to matters which such relying person reasonably believes to be within such other person’s competence. For the avoidance of doubt, this Section 11.02(b) shall not exculpate, indemnify, or otherwise protect a Member from a breach of this Agreement by such Member or any other agreement between such Member and the Company, any Affiliates of the Company, or any other Member.

(c) Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the activities of the Company shall be entitled to the benefits of this Section 11.02 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The right to indemnification and the advancement of expenses conferred in this Section 11.02 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by Law, decision of the Managing Member or otherwise. If this Section 11.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 11.02 to the fullest extent permitted by any applicable portion of this Section 11.02 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

(d) Procedure Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable Law for implementing the indemnities provided in this Section 11.02.

(e) Reliance, etc. Notwithstanding any other provision of this Agreement, an Indemnified Person or Exempted Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its, his or her good faith reliance on the provisions of this Agreement. Whenever in this Agreement any Member (in each case, other than the Managing Member or any Person who is also an officer or employee of the Company or any of its Subsidiaries) is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, he, she or it shall be entitled to consider only such interests and factors as such Indemnified Person desires, including its, his or her own and its, his or her Affiliates’ interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member or any other Person, or (ii) in its, his or her good faith or under another express standard, he, she or it shall act under such express standard and shall not be subject to any other or different standards; provided, further, that, for the avoidance of doubt, the Managing Member shall not take any actions in contravention of its duties set forth in Article VII.

ARTICLE XII

DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02 or Section 8.03, respectively.

(b) No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer, Redemption or Exchange of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the consummation of the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the prior written approval of the Managing Member, the TPG Member and the Intel Member; or

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i), (ii) and (iii) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Managing Member shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Managing Member shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors (except any obligations to the Members in respect of their Capital Accounts) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 5.03(b), subject to Section 5.03(e).

(c) Distribution of Property. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall have the right to compel each Member, treating each such Member in a substantially similar manner, to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member), corresponding as nearly as possible to the distributions such Member would receive under Section 12.02(b) with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 12.03 Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

Section 12.04 Survival.

(a) Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

(b) The rights of the TPG Member and the Intel Member (in their capacity as such) to consent or withhold consent to any action under this Agreement shall not survive the TPG Member or Intel Member ceasing to be a Member, except with respect to the consent rights under Section 6.01(b).

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Managing Member, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile or e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

if to the Company or to PubCo, to:

c/o McAfee Corp.

6220 America Center Dr.,

San Jose, CA 95002

Attention: Sayed Darwish

E-mail: Sayed_Darwish@McAfee.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com

If to the TPG Member, to:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Facsimile: (415) 743-1501

E-mail: officeofgeneralcounsel@tpg.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Michael Roh

Facsimile: (415) 315-4823

E-mail: thomas.holden@ropesgray.com; michael.roh@ropesgray.com if to Intel, to:

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054

Attention: Patrick Bombach and Benjamin A. Olson

Facsimile: (408) 653-9098

E-mail: patrick.bombach@intel.com and benjamin.a.olson@intel.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California

Attention: Gregg Noel and Amr Razzak

Facsimile: (213) 621-5234

E-mail: gregg.noel@skadden.com and amr.razzak@skadden.com

if to TB, to:

c/o Thoma Bravo, LP

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Attention: Seth Boro and Chip Virnig

Facsimile: (415) 392-6480

Email: sboro@thomabravo.com and cvirnig@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Drive

Chicago, Illinois 60654

Attention: Gerald T. Nowak, P.C., Corey D. Fox, P.C. and Bradley C. Reed, P.C.

Facsimile: (312) 862-2200

E-mail: gerald.nowak@kirkland.com, corey.fox@kirkland.com and bradley.reed@kirkland.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) one Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the Managing Member.

Section 13.05 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery within New Castle County in in the State of Delaware (or, solely if the Delaware Court of Chancery within New Castle County in the State of Delaware declines jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County, or solely if such court declines jurisdiction, the United States District Court for the District of Delaware) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.03 hereof is reasonably calculated to give actual notice.

Section 13.06 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.06 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.07 Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to injunctive relief, including specific performance of the obligations of the other parties hereto, without the posting of any bond, and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 13.08 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 13.09 Entire Agreement; Amendment.

(a) This Agreement and the Transaction Documents set forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. For the avoidance of doubt, to the extent the Tax Receivable Agreement imposes obligations on the Company or the parties hereto, the Tax Receivable Agreement shall be treated by the Company and the parties hereto as part of this Agreement as described in Section 761 of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

(b) This Agreement or any provision hereof may be modified, amended or supplemented by written action of the Managing Member; provided, that this Agreement or any provision hereof may not be modified, amended or supplemented (i) without the prior written consent of the TPG Member and the Intel Member to the extent such Person, directly or indirectly, has an ownership interest in Units or Interests in the Company, (ii) in any way that is adverse to or disproportionately impacts the TB Member without the TB Member’s prior written consent, (iii) in any way that would affect any class of Units in a manner materially and disproportionately adverse to any other class of Units in existence immediately prior to such amendment without the prior written consent of the Members, not to be unreasonably withheld or delayed, that hold at least a majority of such class of Units so materially adversely and disproportionately affected, (iv) in any way that would affect any Units in a manner materially and disproportionately adverse to other Units of the same class in existence immediately prior to such amendment without the prior written consent of the Members, not to be unreasonably withheld or delayed, that hold at least a majority of such Units so materially adversely and disproportionately affected.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed and delivered by the party to be bound and then only to the specific purpose, extent and instance so provided. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.10 Severability. In the event that any provision hereof would, under applicable law, be invalid, illegal or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid, legal and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 13.11 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 13.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13 Attorney-In-Fact. Each Member (other than the Intel Member, the TPG Member, and the TB Member) hereby appoints the Managing Member as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement otherwise adopted in accordance with the terms of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14 Immunity Waiver. Each Member that is not an individual acknowledges that it is a commercial entity and is a separate entity distinct from its ultimate shareholders and/or the executive organs of the government of any state and is capable of suing and being sued. The entry by each Member into this Agreement constitutes, and the exercise by each Member of its respective rights and performance of its respective obligations hereunder will constitute, private and commercial acts performed for private and commercial purposes that shall not be deemed as being entered into in the exercise of any public function.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

THE COMPANY:	FOUNDATION TECHNOLOGY WORLDWIDE LLC

	By:	/s/ Jared Ross
	Name:	Jared Ross
	Title:	Assistant Secretary

THE MANAGING MEMBER:	MCAFEE CORP.

	By:	/s/ Jared Ross
	Name:	Jared Ross
	Title:	Assistant Secretary

THE MEMBERS:	MCAFEE CORP.

	By:	/s/ Jared Ross
	Name:	Jared Ross
	Title:	Assistant Secretary

TB XII-A MANTA BLOCKER, L.L.C.

By: McAfee Holdings Subsidiary 2, Inc., its sole member

	By:	/s/ Jared Ross
	Name:	Jared Ross
	Title:	Assistant Secretary

TPG VII MANTA BL I-A, LLC

By:	TPG VII Manta Blocker Co-Invest II, LLC, its managing member

By:	McAfee Corp.,
its manager

By:	/s/ Jared Ross
Name:	Jared Ross
Title:	Assistant Secretary

TPG VII MANTA BL II-A, LLC

By:	TPG VII Manta AIV II, LLC, its sole member

By:	McAfee Corp., its manager

By:	/s/ Jared Ross
Name:	Jared Ross
Title:	Assistant Secretary

SKYHIGH NETWORKS HOLDINGS CORP.

By:	/s/ Jared Ross
Name:	Jared Ross
Title:	Assistant Secretary

TPG VII MANTA AIV CO-INVEST, L.P.

By: TPG VII Manta GenPar, L.P., its general partner

By: TPG VII Manta GenPar Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

TPG VII MANTA HOLDINGS II, L.P.

By: TPG VII Manta GenPar, L.P., its general partner

By: TPG VII Manta GenPar Advisors, LLC, its general partner

By:	/s/ Michael LaGatta
Name:	Michael LaGatta
Title:	Vice President

THOMA BRAVO FUND XII AIV, L.P.

By: Thoma Bravo Partners XII AIV, L.P.
Its: General Partner

By: Thoma Bravo UGP XII, LLC
Its: General Partner

By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO EXECUTIVE FUND XII AIV, L.P.

By: Thoma Bravo Partners XII AIV, L.P.
Its: General Partner

By: Thoma Bravo UGP XII, LLC
Its: General Partner

By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro

Name: Seth Boro
Title: Managing Partner

THOMA BRAVO EXECUTIVE FUND XII-A AIV, L.P.

By: Thoma Bravo Partners XII AIV, L.P.
Its: General Partner

By: Thoma Bravo UGP XII, LLC
Its: General Partner

By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro

Name:	Seth Boro
Title:	Managing Partner

THOMA BRAVO PARTNERS XII AIV, L.P.

By: Thoma Bravo UGP XII, LLC
Its: General Partner

By: Thoma Bravo UGP, LLC
Its: Managing Member

By:	/s/ Seth Boro
Name: Seth Boro
Title: Managing Partner

INTEL AMERICAS, INC.

By:	/s/ Tiffany D. Silva
Name: Tiffany D. Silva
Title: Secretary and Director

Schedule A – Member Schedule

(On file with the Company)

Schedule 8.05(a) – Certain Transfer Restrictions

(On file with the Company)